Exhibit 23(a)





              CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Fleet Financial Group, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Fleet Financial Group, Inc. of our report dated January 19, 1994, relating to the consolidated balance sheets of Fleet Financial Group, Inc. as of December 31, 1993, and 1992, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which report is incorporated by reference in the December 31, 1993, annual report on Form 10-K of Fleet Financial Group, Inc., and to the reference to our Firm under the heading "Experts" in the prospectus


Providence, RI
August 16, 1994